Exhibit 1.2

EXECUTION VERSION

AMENDMENT NO. 1 TO
UNDERWRITING AGREEMENT

This Amendment No. 1 (the “Amendment”) to the underwriting agreement dated January 18, 2022 (the “Underwriting Agreement”) is made and entered into as of December 21, 2023, by and between AIB Acquisition Corporation (the “Company”) and Maxim Group LLC, as representative of the underwriters named therein (“Maxim”). The Company and Maxim are herein collectively referred to as the “Parties” with each individually being a “Party.”

WITNESSETH:

Whereas, the Parties entered into that certain Underwriting Agreement; and

Whereas, the Parties desire to modify certain terms of the Underwriting Agreement, all as more fully described herein.

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Underwriting Agreement.

2.	Amendments.

Section 1.3 of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

Deferred Underwriting Commission. The Underwriters agree that 3.5% of the gross proceeds from the sale of the Firm Units and the Option Units (i.e., $3,018,750) (collectively, the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account. Immediately prior to consummation of the Company’s initial Business Combination, the Company shall issue, or shall cause to be issued, to the Underwriters’ and Representative’s designee, Maxim Partners LLC, such number of shares of the Company as shall be equivalent to and exchanged for 301,875 ordinary shares of the surviving publicly traded company post-Business Combination (the “Deferred Underwriting Shares”). For the avoidance of doubt, in the event that a Business Combination is consummated, the issuance of the Deferred Underwriting Shares to Maxim Partners LLC as provided above shall be in lieu of, and constitute full satisfaction and discharge of, any and all other obligations of the Company to the Underwriters or the Representative hereunder with respect to the Deferred Underwriting Commission. The Company will use commercially reasonable efforts to procure that the Deferred Underwriting Shares shall be registered on the Form F-4 in connection with the Business Combination. If the Deferred Underwriting Shares are not so registered, the Deferred Underwriting Shares shall have demand and piggyback registration rights equivalent to those provided to Maxim Partners LLC under the Registration Rights Agreement (as defined below). Upon the closing of the Business Combination, the Deferred Underwriting Shares shall be unrestricted and freely tradeable subject to the requirements of applicable securities laws, and the Company shall take all necessary steps to ensure that its transfer agent effects immediate delivery of the Deferred Underwriting Shares to Maxim Partners LLC.

In addition, the Company and Underwriters acknowledge and agree that the Representative’s Shares, which are registered in connection with the Offering, shall be unrestricted and freely tradeable shares of the combined company upon closing of the Business Combination, subject to the requirements of applicable securities laws, and the Company shall take all necessary steps to ensure that its transfer agent effects immediate delivery of the Representative’s Shares to Maxim Partners LLC upon closing of the Business Combination.

In the event that the Company is unable to consummate a Business Combination and CST, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Underwriters agree that: (i) they shall forfeit any rights or claims to the Deferred Underwriting Commission and any Deferred Underwriting Shares; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro-rata basis among the Public Shareholders.

3.	Reference to and Effect on the Underwriting Agreement. Except as specifically modified or amended by the terms of this Amendment, the Underwriting Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Underwriting Agreement to itself shall be deemed references to the Underwriting Agreement as amended hereby.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

5.	Governing Law. This Amendment shall be governed by the laws of New York without regard to principles of conflict of laws.

6.	Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

7.	Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

[Signature page follows]

In witness whereof, the Parties hereto have executed this Amendment as of the day and year first above written.

AIB ACQUISITION CORPORATION

By:	/s/ Eric Chen
Name:	Eric Chen
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Co-President

By:	/s/ Alex Jin
Name:	Alex Jin
Title:	Managing Director

[Signature Page to Amendment No. 1 to Underwriting Agreement]

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